For Immediate Release	EXHIBIT 99.2

WSI Industries Names Tom Schmeling Director of Business Development and Marketing

December 14, 2015—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) is excited to announce the hiring of a new Director of Business Development and Marketing. Tom Schmeling will be immediately assuming the role of this newly created position for WSI. This role is part of the new strategy the company is executing that brings a strong focus and perpetual effort towards driving new business for the organization.

WSI’s president and CEO, Benjamin Rashleger, commented: “As we’ve been communicating, our top priority is to both diversify and expand our business. In the past, the business development responsibility was shared between the existing sales and customer account management group. We have now created an independent and dedicated department with the sole responsibility of developing new customers and new business in strategic industries and with strategic accounts in those industries. Tom will be the leader of this department, and will be responsible for all of our business development and marketing strategies and execution.”

Rashleger continued: “Tom has extensive sales and marketing experience, including experience leading national sales teams for large, international organizations. This experience also includes the development and driving of a national distribution network. He has held director level business development roles at Arctic Cat and Mercury Marine, and prior to his roles in business development, Tom held global supply chain management positions at both Mercury Marine and Polaris Industries. From this experience, he is well versed in both the sell side and the buy side – which is a great complimentary skill set to support his ability to bring successful strategies and great results to our company.”

Rashleger concluded: “The addition of Tom to our team is a major milestone in our strategy to develop and expand a successful and contributing business development process to our organization. We understand the need to have a robust and perpetual strategy and process to ensure we are continuously feeding the organization with new business opportunities, which will support both our diversification goals, as well as our long term growth goals.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense market.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO) 763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.